Exhibit 99
DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS

Quarterly EPS of $0.30; successful launch of Business Banking division with a growing loan pipeline

Brooklyn, NY – April 27, 2017 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “bank”), today reported net income of $11.2 million for the quarter ended March 31, 2017, or $0.30 per diluted common share, compared with net income of $732,000 for the quarter ended December 31, 2016, or $0.02 per diluted common share, and net income of $50.0 million for the quarter ended March 31, 2016, or $1.36 per diluted common share.

During the quarter ended December 31, 2016, the Company recognized a non-cash, non-tax deductible expense of $11.3 million, or $0.31 per diluted common share, on the prepayment of the Employee Stock Ownership Plan (“ESOP”) share acquisition loan. Excluding the prepayment of the ESOP share acquisition loan (“ESOP Charge”), net income was $12.1 million, or $0.33 per diluted common share. During the quarter ended March 31, 2016, the Company recognized an after tax gain on real estate sale of $37.5 million, or $1.02 per diluted common share. Excluding the after tax gain on real estate sale, net income was $12.6 million, or $0.34 per diluted common share.

Highlights for the first quarter of 2017 included:

•	Real estate loans grew 6.3% (annualized) on a linked quarter basis and 13.2% over the first quarter of 2016;

•
The successful launch of our Business Banking division, with commercial and industrial (“C&I”) loans growing $28.1 million and direct-sourced commercial real estate (“CRE”) loans growing $7.1 million at March 31, 2017;

•	Deposits grew 10.3% (annualized) on a linked quarter basis and 31.1% over the first quarter of 2016, lowering the Loan-to-Deposit ratio to 127.6%; and

•	Continued strong credit quality, with nonperforming loans to total loans of seven (7) basis points and loans delinquent between 30-89 days of only $173,000.

Kenneth J. Mahon, President and Chief Executive Officer of the Company, commented, “During this quarter, we were able to successfully launch our Business Banking division, and the initial results are positive, giving us a great deal of confidence in achieving the loan growth goals we have set for the full year. As importantly, the Business Banking division brought in approximately $14.0 million of new deposits at an average rate of four (4) basis points, which highlights the ability to source high quality, low cost deposits through the relationship-based nature of this business.”

“In addition, our existing multifamily lending business remains strong and builds on the momentum from last year, while credit quality continues to be a key strength. We will continue to execute on our strategic plan and remain steadfastly focused on building our lending and business banking relationships, as well as on the communities we serve.”

Mr. Mahon continued, “This quarter, Dime opened its two newest branches; one near Bedford Avenue and North 6th Street in the Williamsburg section of Brooklyn, and a second at the intersection of Fifth Avenue and Union Street in the Park Slope section of Brooklyn. In addition, the Business Banking division’s Long Island office is now open at 1 Huntington Quadrangle, Melville, and its midtown Manhattan office is scheduled to open soon.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the first quarter of 2017 was $37.5 million, a decrease of $411,000 (-1.1%) from the fourth quarter of 2016 and an increase of $2.9 million (8.3%) over the first quarter of 2016.  Net Interest Margin ("NIM") was 2.57% during the first quarter of 2017, compared to 2.67% during the fourth quarter of 2016, and 2.80% during the first quarter of 2016.  The linked quarter decrease was due to lower income recognized from loan prepayment activity, which varies from quarter to quarter. For the first quarter 2017, income from prepayment activity totaled $1.4 million, benefiting NIM by 9 basis points, compared to $2.7 million, or 19 basis points, during the fourth quarter of 2016, and $2.6 million, or 22 basis points, during the first quarter of 2016. NIM, adjusted for the impact of prepayment activity, was 2.48% during the first quarter of 2017, consistent with the fourth quarter of 2016.

Average earning assets were $5.82 billion for the first quarter of 2017, a 9.7% (annualized) increase from $5.69 billion for the fourth quarter of 2016 and a 17.5% increase from $4.96 billion for the first quarter of 2016.

For the first quarter of 2017, the average yield on interest earning assets (excluding prepayment income) was 3.44%, 2 basis points lower than the 3.46% for the fourth quarter 2016 and 10 basis points lower than the 3.54% for first quarter 2016, while the average cost of funds was 1.13% for the first quarter of 2017, flat with fourth quarter 2016, and 1 basis point higher than the first quarter of 2016.

Loans

Real estate loan portfolio growth was $88.0 million (6.3% annualized) during the first quarter of 2017. Real estate loan originations were $240.5 million during the quarter (including $7.1 million from the Business Banking division), at a weighted average interest rate of 3.41%. Of this amount, $57.6 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $153.4 million, or 10.8% (annualized) of the portfolio balance, at an average rate of 3.93%. The annualized loan payoff rate of 10.8% for first quarter 2017 was lower than both fourth quarter 2016 (15.1%) and first quarter 2016 (13.9%). The average yield on the real estate loan portfolio (excluding income recognized from prepayment activity) was 3.45% during the first quarter of 2017, down 1 basis point compared to 3.46% in the fourth quarter of 2016 and 12 basis points compared to 3.57% in the first quarter of 2016. Average real estate loans were $5.69 billion in the first quarter of 2017, an increase of $127.0 million (9.1% annualized) from the fourth quarter of 2016 and an increase of $869.9 million (18.1%) from the first quarter of 2016.

C&I loan portfolio growth was $28.1 million during the first quarter of 2017, with most of the closings occurring towards the end of the quarter, at a weighted average interest rate of 4.04%.

 Deposits and Borrowed Funds

Deposit growth was $113.1 million (10.3% annualized) during the first quarter of 2017. The loan-to-deposit ratio fell to 127.6% at March 31, 2017, from 128.2% at December 31, 2016, and 147.0% at March 31, 2016. Core deposits increased to $3.54 billion during the first quarter of 2017, from $3.35 billion during the fourth quarter of 2016 and $2.46 billion during the first quarter of 2016. The average cost of deposits decreased one basis point on a linked quarter basis to 0.86%.

Total borrowings decreased $67.4 million during the first quarter of 2017 as compared to the fourth quarter of 2016, which reflected management’s desire to decrease reliance on borrowed funds and to grow both its number of customers and deposits.

Non-Interest Income

Non-interest income was $1.8 million during the first quarter of 2017, which was flat compared to the fourth quarter of 2016. Non-interest income was $69.7 million during the first quarter of 2016.  Excluding the $68.2 million pre-tax gain on the sale of real estate recognized during the first quarter of 2016, non-interest income was $1.5 million, due primarily to lower administrative fees collected on portfolio loans in the prior year period.

Non-Interest Expense

Non-interest expense was $20.8 million during the first quarter of 2017. Non-interest expense, excluding the ESOP Charge, was $18.3 million during the fourth quarter of 2016, and $17.9 million during the first quarter of 2016. Non-interest expense was $2.5 million (13.4%) higher than the fourth quarter of 2016, mostly due to salaries and employee benefits given the build-out of the Business Banking division as well as occupancy and marketing expenses primarily related to the opening of two new branches, both of which occurred early in the quarter.

The ratio of non-interest expense to average assets was 1.38% during the first quarter of 2017, compared to 1.25% during the fourth quarter of 2016 excluding the ESOP Charge, and 1.38% during the first quarter of 2016. The efficiency ratio was 53.0% during the first quarter of 2017, higher than the 46.1% during the fourth quarter of 2016 excluding the ESOP Charge, and above the 49.5% during the first quarter of 2016. Both the efficiency ratio and the ratio of non-interest expense to average assets were impacted by the cost of the Business Banking division initial build-out and the fact that asset growth lags expense recognition. At current staffing and interest rate levels, breakeven on a direct cost basis for the division, is expected to occur by year end.

Income Tax Expense

The effective income tax rate was 38.2% during the March 2017 quarter.

Credit Quality

Non-performing loans were $3.8 million, or 0.07% of total loans, at March 31, 2017, a decrease of $436,000 from December 31, 2016. The allowance for loan losses was 0.36% of total loans at March 31, 2017, consistent with December 31, 2016. At March 31, 2017, non-performing assets represented 1.1% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release). A loan loss provision of $450,000 was recorded during the first quarter of 2017, compared to a loan loss provision of $529,000 during the fourth quarter of 2016.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”) was 9.91% at March 31, 2017, in excess of Basel III requirements, inclusive of the conservation buffer.

The bank’s regulatory capital ratios continued to be in excess of Basel III requirements as well, inclusive of conservation buffer amounts. At March 31, 2017, the bank’s leverage ratio was 8.88%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.25% and 11.70%, respectively.

Diluted earnings per common share exceeded the quarterly cash dividend per share by 114.3% during the first quarter of 2017, equating to a 46.7% payout ratio.

Tangible book value per share was $13.92 at March 31, 2017, a 5.6% increase from $13.18 at March 31, 2016.

Outlook for the Quarter Ending June 30, 2017

As of the date of this earnings release, the bank had outstanding real estate loan commitments totaling $155.3 million, at an average interest rate approximating 3.86% (including $35.9 million from the Business Banking division at an interest rate of 4.60%), all of which are likely to close during the quarter ending June 30, 2017. Loan prepayments and amortization are expected to fall within the projected annualized range of 10% - 15% during the June 2017 quarter. In addition, the bank’s C&I pipeline totaled $41.3 million as of the date of this earnings release, at an average interest rate of 4.54%.

The Company has a balance sheet growth objective of 10% for the year ending December 31, 2017, with a continued preference toward utilizing retail deposits for most of its funding needs.

Despite the recent policy actions of the Federal Open Market Committee, deposit and borrowing funding costs are expected to remain near current historically low levels through the June 2017 quarter. At March 31, 2017, the bank had $170.2 million of Certificates of Deposit at an average rate of 1.25%, and $165.0 million of borrowings, at an average rate of 2.10%, scheduled to mature during the June 2017 quarter. No significant increase or reduction in funding costs is anticipated from the rollover or re-positioning of these funds.

Loan loss provisions will be driven by loan portfolio growth (with C&I loans contributing to a large part of the incremental growth of the provision) in the June 2017 quarter, subject to management’s assessment of the adequacy of the allowance for loan losses.

Non‐interest expense is expected to approximate $20.5 million during the June 2017 quarter, reflecting several remaining hires and occupancy expense related to the new locations.

The sale of the Williamsburg branch office property is now expected to close during the third quarter of 2017, with the branch being relocated to a new nearby location by year end.

The Company projects that the consolidated effective tax rate will approximate 38.5% in the June 2017 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.10 billion in consolidated assets as of March 31, 2017. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Anthony J. Rose
Executive Vice President and Director of Investor Relations
718-782-6200 extension 5260

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	March 31, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$87,834	$113,503
Investment securities held to maturity	5,332	5,378
Investment securities available for sale	4,001	3,895
Mortgage-backed securities available for sale	3,520	3,558
Trading securities	7,153	6,953
Loans:
One-to-four family and cooperative/condominium apartment	75,131	74,022
Multifamily and loans underlying cooperatives (1)	4,687,196	4,592,282
Commercial real estate	949,658	958,459
Unearned discounts and net deferred loan fees	9,002	8,244
Total real estate loans	5,720,987	5,633,007
Commercial and industrial loans	30,189	2,058
Other loans	973	1,357
Allowance for loan losses	(20,954)	(20,536)
Total loans, net	5,731,195	5,615,886
Premises and fixed assets, net	21,620	18,405
Premises held for sale	1,379	1,379
Federal Home Loan Bank of New York capital stock	41,411	44,444
Goodwill	55,638	55,638
Other assets	136,287	136,391
TOTAL ASSETS	$6,095,370	$6,005,430
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$290,786	$297,434
Interest Bearing Checking	115,914	106,525
Savings	369,457	366,921
Money Market	2,762,211	2,576,081
Sub-total	3,538,368	3,346,961
Certificates of deposit	970,114	1,048,465
Total Due to Depositors	4,508,482	4,395,426
Escrow and other deposits	135,817	103,001
Federal Home Loan Bank of New York advances	763,725	831,125
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	43,441	39,330
TOTAL LIABILITIES	5,522,145	5,439,562
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,614,807 shares and 53,572,745 shares issued at March 31, 2017 and December 31, 2016, respectively, and 37,569,348 shares and 37,455,853 shares outstanding at March 31, 2017 and December 31, 2016, respectively)	536	536
Additional paid-in capital	279,553	278,356
Retained earnings	509,453	503,539
Accumulated other comprehensive loss, net of deferred taxes	(5,514)	(5,939)
Unearned Restricted Stock Award common stock	(3,012)	(1,932)
Common stock held by the Benefit Maintenance Plan	(6,859)	(6,859)
Treasury stock (16,045,459 shares and 16,116,892 shares at March 31, 2017 and December 31, 2016, respectively)	(200,932)	(201,833)
TOTAL STOCKHOLDERS' EQUITY	573,225	565,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,095,370	$6,005,430

(1)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Loans secured by real estate	$50,475	$50,757	$45,651
Commericial and industrial	41	21	4
Other loans	18	18	20
Mortgage-backed securities	14	14	2
Investment securities	190	313	173
Other short-term investments	717	667	661
Total interest income	51,455	51,790	46,511
Interest expense:
Deposits and escrow	9,507	9,348	6,794
Borrowed funds	4,461	4,544	5,086
Total interest expense	13,968	13,892	11,880
Net interest income	37,487	37,898	34,631
Provision (Credit) for loan losses	450	529	(21)
Net interest income after provision
(credit) for loan losses	37,037	37,369	34,652

Non-interest income:
Service charges and other fees	794	863	685
Mortgage banking income, net	16	25	28
Gain (loss) on trading securities	75	(25)	6
Gain on sale of real estate	-	-	68,187
Gain on sale of securities and other assets	-	-	40
Income from BOLI	545	561	560
Other	348	393	235
Total non-interest income	1,778	1,817	69,741
Non-interest expense:
Salaries and employee benefits	10,024	8,722	8,830
ESOP and RRP benefit expense	296	12,112	878
Occupancy and equipment	3,628	3,111	2,627
Data processing costs	1,607	1,459	1,195
Marketing	1,466	844	1,178
Federal deposit insurance premiums	655	582	739
Other	3,093	2,808	2,422
Total non-interest expense	20,769	29,638	17,869

Income before taxes	18,046	9,548	86,524
Income tax expense	6,889	8,816	36,487

Net Income	$11,157	$732	$50,037

Earnings per Share ("EPS"):
Basic	$0.30	$0.02	$1.37
Diluted	$0.30	$0.02	$1.36

Average common shares outstanding for Diluted EPS	37,549,576	36,803,342	36,662,951

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
 UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Performance Ratios (Based upon Reported Net Income):
Reported EPS (Diluted)	$0.30	$0.02	$1.36
Return on Average Assets	0.74%	0.05%	3.87%
Return on Average Stockholders' Equity	7.83%	0.52%	39.47%
Return on Average Tangible Stockholders' Equity	8.58%	0.57%	43.49%
Net Interest Spread	2.40%	2.51%	2.63%
Net Interest Margin	2.57%	2.67%	2.80%
Non-interest Expense to Average Assets	1.38%	2.01%	1.38%
Efficiency Ratio	53.00%	74.58%	49.45%
Effective Tax Rate (3)	38.17%	92.33%	42.17%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$15.26	$15.11	$14.44
Tangible Book Value Per Share	13.92	13.78	13.18

Average Balance Data:
Average Assets	$6,026,914	$5,885,051	$5,171,368
Average Interest Earning Assets	5,824,309	5,686,894	4,955,643
Average Stockholders' Equity	569,723	560,434	507,151
Average Tangible Stockholders' Equity	519,874	511,838	460,249
Average Loans	5,691,098	5,562,394	4,818,516
Average Deposits	4,485,510	4,281,627	3,068,456

Asset Quality Summary:
Net charge-offs (recoveries)	$32	$43	$(20)
Non-performing Loans (excluding loans held for sale)	3,801	4,237	1,442
Non-performing Loans/ Total Loans	0.07%	0.08%	0.03%
Nonperforming Assets (1)	$5,080	$5,507	$2,705
Nonperforming Assets/Total Assets	0.08%	0.09%	0.05%
Allowance for Loan Loss/Total Loans	0.36%	0.36%	0.37%
Allowance for Loan Loss/Non-performing Loans	551.28%	484.68%	1283.84%
Loans Delinquent 30 to 89 Days at period end	$173	$1,920	$2,291

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period end	8.66%	8.67%	9.02%
Tier 1 Capital to Average Assets	9.91%	10.03%	10.97%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets	11.25%	11.60%	11.50%
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio")	11.25%	11.60%	11.50%
Total Capital to Risk-Weighted Assets ("Total Capital Ratio")	11.70%	12.05%	11.93%
Tier 1 Capital to Average Assets	8.88%	8.95%	9.57%

Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Net Income	$11,157	$732	$50,037
Less: After tax gain on the sale of real estate (2)	-	-	(37,483)
Add: After-tax expense associated with the prepayment of the ESOP Share Acquisition Loan (3)		11,319
Adjusted ("non-GAAP") net income	$11,157	$12,051	$12,554

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.30	$0.33	$0.34
Adjusted Return on Average Assets	0.74%	0.82%	0.97%
Adjusted Return on Average Stockholders' Equity	7.83%	8.60%	9.90%
Adjusted Return on Average Tangible Stockholders' Equity	8.58%	9.42%	10.91%
Adjusted Net Interest Spread	2.40%	2.51%	2.63%
Adjusted Net Interest Margin	2.57%	2.67%	2.80%
Adjusted Non-interest Expense to Average Assets	1.38%	1.25%	1.38%
Adjusted Efficiency Ratio	53.00%	46.10%	49.45%

(1)
Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

(2)	The gain on the sale of real estate was taxed at the company's statutory tax rate of 45%.

(3)	The expense for the prepayment of the ESOP Share Acquisition Loan in the quarter ended December 31, 2016 is a non-taxable transaction.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$5,687,557	$50,475	3.55%	$5,560,078	$50,757	3.65%	$4,817,095	$45,651	3.79%
Other loans	3,541	59	6.66	2,316	39	6.74	1,421	24	6.76
Mortgage-backed securities	3,489	14	1.61	3,593	14	1.56	414	2	1.93
Investment securities	16,841	190	4.51	16,821	313	7.44	20,217	173	3.42
Other short-term investments	112,881	717	2.54	104,086	667	2.56	116,496	661	2.27
Total interest earning assets	5,824,309	$51,455	3.53%	5,686,894	$51,790	3.64%	4,955,643	$46,511	3.75%
Non-interest earning assets	202,605			198,157			215,725
Total assets	$6,026,914			$5,885,051			$5,171,368

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$110,797	$58	0.21%	$100,134	$58	0.23%	$79,839	$56	0.28%
Money Market accounts	2,693,219	5,780	0.87	2,476,810	5,348	0.86	1,689,903	3,379	0.80
Savings accounts	368,087	45	0.05	365,350	45	0.05	367,707	45	0.05
Certificates of deposit	1,022,155	3,624	1.44	1,064,241	3,897	1.46	931,007	3,314	1.43
Total interest bearing deposits	4,194,258	9,507	0.92	4,006,535	9,348	0.93	3,068,456	6,794	0.89
Borrowed Funds	811,288	4,461	2.23	863,131	4,544	2.09	1,182,114	5,086	1.73
Total interest-bearing liabilities	5,005,546	$13,968	1.13%	4,869,666	$13,892	1.13%	4,250,570	11,880	1.12%
Non-interest bearing checking accounts	291,252			275,092			260,977
Other non-interest-bearing liabilities	160,393			179,859			152,670
Total liabilities	5,457,191			5,324,617			4,664,217
Stockholders' equity	569,723			560,434			507,151
Total liabilities and stockholders' equity	$6,026,914			$5,885,051			$5,171,368
Net interest income		$37,487			$37,898			$34,631
Net interest spread			2.40%			2.51%			2.63%
Net interest-earning assets	$818,763			$817,228			$705,073
Net interest margin			2.57%			2.67%			2.80%
Ratio of interest-earning assets to interest-bearing liabilities		116.36%			116.78%			116.59%

Deposits (including non-interest bearing checking accounts)	$4,485,510	$9,507	0.86%	$4,281,627	$9,348	0.87%	$3,329,433	$6,794	0.82%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$1,354			$2,669			$2,618
Real estate loans (excluding net prepayment and late payment fee income)			3.45%			3.46%			3.57%
Interest earning assets (excluding net prepayment and late payment fee income)			3.44%			3.46%			3.54%
Net Interest income (excluding net prepayment and late payment fee income)		$36,133			$35,229			$32,013
Net Interest margin (excluding net prepayment and late payment fee income)			2.48%			2.48%			2.58%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
    (Dollars in thousands)

Non-Performing Loans	At March 31, 2017	At December 31, 2016	At March 31, 2016
One- to four-family and cooperative/condominium apartment	$678	$1,012	$1,102
Multifamily residential and mixed use residential real estate (1)(2)	2,623	2,675	287
Mixed use commercial real estate (2)	495	549	53
Other	5	1	-
Total Non-Performing Loans (3)	$3,801	$4,237	$1,442
Other Non-Performing Assets
Other real estate owned	-	-	18
Pooled bank trust preferred securities (4)	1,279	1,270	1,245
Total Non-Performing Assets	$5,080	$5,507	$2,705

One- to four-family and cooperative/condominium apartment	402	407	384
Multifamily residential and mixed use residential real estate (1)(2)	649	658	685
Mixed use commercial real estate (2)	4,240	4,261	4,324
Commercial real estate	3,347	3,363	3,412
Total Performing TDRs	$8,638	$8,689	$8,805

(1)	Includes loans underlying cooperatives.
(2)
While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in this table because there is a residential component to the income, which makes them generally viewed as less risky than pure commercial real estate loans.

(3)	There were no non-accruing TDRs for the periods indicated.
(4)	As of the dates presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31, 2017	At December 31, 2016	At March 31, 2016
Total Non-Performing Assets	$5,080	$5,507	$2,705
Loans 90 days or more past due on accrual status (5)	719	3,070	4,713
TOTAL PROBLEM ASSETS	$5,799	$8,577	$7,418

Tier One Capital - Dime Community Bank	$529,532	$521,457	$487,759
Allowance for loan losses and reserves for contingent liabilities	20,979	20,536	18,563
TANGIBLE CAPITAL PLUS RESERVES	$550,511	$541,993	$506,322

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	1.1%	1.6%	1.5%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.